EXHIBIT 5
OPINION REGARDING LEGALITY

[On The Business Law Group Letterhead]
June 21, 2013
BridgeWell Income Trust Inc.
710 Vassar St.
Orlando, FL 32804

Re:	Securities Registered under Registration Statement on Form S-11

Ladies and Gentlemen:

We have acted as counsel to BridgeWell Income Trust, Inc., a Florida corporation (the “Company”), in connection with your filing of a Registration Statement on Form S-11 (File No. 333-185551) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to $50,000,000 aggregate maximum offering price of shares (the “Shares”) of the Company’s Class A Preferred stock, no par value per share (the “Class A Preferred Stock”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of this opinion, we have assumed that the number of Shares issued does not exceed 500,000 shares of Class A Preferred Stock, no shares of Class A Preferred Stock are issued after the date hereof (other than the Shares and any shares reserved for future issuance by the Company as of the date hereof), and the Company does not take any action after the date hereof to reduce the number of authorized shares of Class A Preferred Stock.

The opinion set forth below is limited to the Florida Business Corporation Act (which includes reported judicial decisions interpreting the Florida Business Corporation Act).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company and when the Shares have been issued and delivered against payment therefore in accordance with such approval, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ The Business Law Group

The Business Law Group